Exhibit 10.8

SERVICING AGREEMENT

This SERVICING AGREEMENT (this “Agreement”) is made as of December 20, 2000, by and among MRC RECEIVABLES CORPORATION, a Delaware corporation (the “Borrower”), MIDLAND CREDIT MANAGEMENT, INC., a Kansas corporation (the “Servicer”) and CFSC CAPITAL CORP. VIII, a Delaware corporation (the “Lender”).

        WHEREAS, the Borrower may from time to time purchase a pool or pools (each an “Asset Pool”) which assets include charged off credit card accounts and other delinquent or deficiency consumer obligations.

        WHEREAS, the Borrower and the Lender are parties to a Credit Agreement of even date herewith, as the same may be amended or supplemented from time to time (the “Credit Agreement”) pursuant to which the Lender may from time to time make Loans to finance the acquisition of such Asset Pools.

        WHEREAS, the Servicer and the Lender desire that the Servicer manage and service collection of such assets so purchased by the Borrower and financed by the Lender, and the Servicer is desirous of providing such services.

        NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Lender and the Servicer hereby agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1 Defined Terms. Unless otherwise expressly indicated, all capitalized terms used in this Agreement but not otherwise herein defined shall have the respective meanings ascribed to them in the Credit Agreement.

ARTICLE II
SERVICING

        Section 2.1 Appointment of the Servicer as Servicer. The Servicer shall collect, administer and service all Accounts and other Assets from time to time constituting a part of any Asset Pool financed in whole or in part by the Lender in accordance with this Agreement and shall have full power and authority, to the extent not limited hereunder, to do or cause to be done any and all things in connection with such servicing, administration and collection. In the performance of its duties and responsibilities under this Agreement, the Servicer may engage Permitted Third Parties to commence collection actions, foreclosure proceedings and/or the like; provided, however, that each Permitted Third Party shall be engaged on a contingency fee basis and all Permitted Third-Party Costs and Permitted Third-Party Fees shall be payable only by such Permitted Third Party retaining such Permitted Third-Party Costs and Permitted Third-Party Fees from collections collected by such Permitted Third Party.

        Section 2.2 Documents Evidencing Assets. To the extent delivered to the Borrower by an Asset Pool Seller, the Borrower will deposit with the Servicer copies of each document evidencing or relating to an Account or other Asset to be serviced by the Servicer, together with such other documents available to the Borrower as the Servicer may reasonably require in order to perform its duties under this Agreement. In addition, the Servicer shall (i) maintain and retain physical possession of good and legible copies of all other instruments or documents, including original Re-Write Notes to the extent permitted under this Agreement, executed by an Obligor and/or the Servicer to modify, supplement, compromise, settle, restructure or otherwise modify the terms or conditions of any Account during the term that the Servicer is servicing the Accounts, and (ii) maintain and retain originals or copies, as appropriate, of all instruments and documents generated by or coming into the possession of the Servicer (including. but not limited to, current and historical computerized data files, whether developed or originated by the Servicer or others) that are reasonably required to evidence, document, collect or service any Asset. All documents described in this Section 2.2 are referred to collectively herein as the “Asset Documents”. All Asset Documents shall remain the property of the Borrower, subject to the security interest of the Lender.

        Section 2.3 Duties of Servicer. Without limiting the generality of Section 2.1, the Servicer shall undertake all commercially reasonable efforts consistent with the Servicer’s Practices (as defined in Section 2.4(a)) to collect or otherwise realize upon each Asset comprising a part of an Asset Pool being serviced hereunder, including, without limitation, commencing (i) collection actions, (ii) foreclosure proceedings and repossession activities, if applicable, and (iii) other customary collection practices. In that connection, the Servicer shall be solely responsible for the retention and compensation of attorneys (other than Permitted Third Parties) engaged for purposes of pursuing collection litigation against Obligors, collection and posting of all payments, responding to inquiries of Obligors of Accounts, investigating delinquencies, sending statements to Obligors, reporting any required tax information to Obligors, reporting any required credit information on Obligors to the credit bureaus, accounting for Asset Pool Proceeds collected on account of any Asset, monitoring the status of any guaranties or insurance policies relating to any Asset, commencing and pursuing collection actions, entering into agreements for the settlement, compromise or satisfaction of Assets and such other practices and procedures as are generally employed in collecting similar accounts, loan portfolios and other receivables. To the extent that the Servicer, in the performance of its duties and responsibilities under this Agreement, engages Permitted Third Parties or other attorneys for purposes of pursuing collection litigation or other purposes, the Servicer shall also have sole responsibility for monitoring the activities and actions of such Permitted Third Parties and such other attorneys and shall use reasonable efforts to require, by enforcement of the applicable contract of placement or engagement, that such activities and actions are in compliance with provisions of this Agreement.

Section 2.4 Servicing Standards; Subservicing.

(a)	The Servicer agrees that it shall service, administer, collect, market and sell the Assets in a commercially reasonable manner consistent with the written servicing practices attached hereto as Exhibit A and, to the extent consistent with such written servicing practices, the Servicer’s customary standards, policies, procedures and practices in connection with servicing, administration and collection activities (the foregoing written servicing practices and the foregoing customary standards, policies, procedures and practices, as changed from time to time, including, without limitation, material changes made with the prior consent of the Lender, are herein collectively referred to as the “Servicer’s Practices”). The Servicer shall not make any material changes to the Servicing Practices without the prior consent of the Lender, which consent shall not be unreasonably withheld by the Lender.

(b)	In addition to Permitted Third Parties, the Servicer may appoint, with the prior written consent of the Lender, and pursuant to subservicing agreements acceptable to the Lender, one or more subservicers to perform the Servicer’s duties hereunder. No appointment of any subservicer or engagement of any attorney for collection litigation or other purposes by the Servicer shall relieve the Servicer of any of its duties or responsibilities under this Agreement, including without limitation, its servicing responsibilities hereunder and its reporting responsibilities hereunder. To the extent the Lender approves a subservicing agreement with respect to certain Assets (including the fee payable to any such subservicer thereunder), the Servicer shall not be entitled to payment of any Servicing Fee on account of the Assets subject to such subservicing agreement, but the amount of such subservicing fees payable under such subservicing agreement shall be payable from Asset Pool Proceeds from such Assets serviced by such subservicer in lieu of the Servicing Fee which would otherwise be payable to the Servicer with respect to such Assets.

        Section 2.5 Power and Authority. The Servicer is hereby granted the full power and authority to conduct its servicing, administration and collection activities for and on behalf of the Borrower and the Lender as contemplated herein and, without limiting the generality of the foregoing, is authorized and empowered to (a) make all communications with Obligors under Accounts in the Borrower’s name and (b) execute and deliver, on behalf of the Borrower, any and all instruments of amendment, modification, satisfaction, cancellation, sale, transfer, release, discharge and all other comparable instruments with respect to any such Asset; provided, however, that the authority granted above shall not be exercised by the Servicer unless consistent with Section 2.6 hereof. To the extent permitted by applicable law, the Servicer is hereby authorized to commence, in the name of the Borrower, legal proceedings to collect Accounts and to commence or participate in any other legal proceeding otherwise relating to or involving an Account or any other Asset. If the Servicer commences or participates in any such legal proceedings, the Servicer is authorized and empowered to execute and deliver, in the Borrower’s name, any notices, demands, claims, complaints, responses, affidavits or other documents or instruments in connection with any such proceeding. Upon request, the Borrower shall furnish the Servicer with any powers of attorney or other documents which the Servicer may reasonably request and which the Borrower may reasonably approve in order to take such steps as the Servicer deems necessary, appropriate or expedient to carry out its servicing, administration and collection activities under this agreement.

        Section 2.6 Settlement Authority and Re-Write Notes.

(a)	The Servicer shall have such authority to compromise, settle or cooperate with the Borrower in selling any Account or other Asset pursuant to the terms in Section 3.4 of the Credit Agreement. If the Servicer places Assets for collection with any subservicer or engages any Permitted Third Party or any other attorney to commence collection actions, foreclosure proceedings and/or the like, the Servicer will provide written notice to each such subservicer, Permitted Third Party or other attorney of the terms of Section 3.4 of the Credit Agreement and will use reasonable ef1orts to require, by enforcement of the applicable contract of placement or engagement, that each such subservicer and each such Permitted Third Party or other attorney compromises, settles or cooperates with the Borrower in selling any Account or other Asset pursuant to the terms in Section 3.4 of the Credit Agreement.

(b)	In furtherance of the Servicer’s collection of Accounts, the Servicer may accept, on behalf of the Borrower and subject to the Lender’s security interest, a promissory note issued by an Obligor in favor of the Borrower in replacement or settlement of an Account (a “Re-Write Note”) so long as such Re-Write Note complies with the terms in Section 3.4 of the Credit Agreement. Each Re-Write Note shall be in compliance with all applicable laws and, upon execution and delivery of such Re-Write Note by the Obligor to the Servicer, the Servicer shall immediately firmly affix to such Re-Write Note an original allonge endorsement in the form of Exhibit B, executed by the Borrower in favor of the Lender. So long as no Default or Event of Default exists under the Credit Agreement and no Termination Event exists under this Agreement, the Lender shall permit the Servicer, as agent for the Lender (for the sole purpose of perfecting the Lender’s security interest in Re-Write Notes) to retain possession of Re-Write Notes so long as the aggregate face amount of all Re-Write Notes in the possession of the Servicer shall not at any time exceed two percent (2%) of the aggregate original face amount of all Assets in all Asset Pools. The Servicer hereby acknowledges and agrees that it shall retain possession of the Re-Write Notes as agent for the Lender for the purpose of perfecting the Lender’s security interest in the Re-Write Notes. Upon the occurrence of a Default or an Event of Default under the Credit Agreement or upon the occurrence of a Termination Event or to the extent that the aggregate face amount of all Re-Write Notes in the possession of the Servicer exceeds two (2%) of the aggregate original face amount of all Assets in all Asset Pools, upon written request of the Lender, the Servicer shall immediately deliver all Re-Write Notes to the Lender. If after delivery of the Re-Write Notes to the Lender (at a time when the Servicer has not been terminated as servicer for the Assets), the Servicer needs possession of a Re-Write Note for amendment, enforcement or return to the applicable Obligor upon final payment of such Re-Write Note, the Servicer shall provide the Lender with a written request for the applicable Re-Write Note. Upon receipt of such written request from the Servicer, the Lender shall promptly provide to the Servicer the requested ReWrite Note. Unless such Re-Write Note is paid in full or a lesser amount in compliance with the provisions of Section 3.4 of the Credit Agreement is accepted by the Servicer in its reasonable judgment in full satisfaction of the amount owing under such Re-Write Note, the Servicer shall promptly return such Re-Write Note to the Lender when the Servicer no longer needs possession of such Re-Write Note for amendment or enforcement.

        Section 2.7 Legal Compliance. The Servicer shall perform all of its obligations under this Agreement in full compliance with all applicable laws, rules and regulations, including, but not limited to, laws, rules and regulations governing debt collection practices and procedures. To the extent that the Servicer places Assets for collection with any subservicer or engages any Permitted Third Party or any other attorney to commence collection actions, foreclosure proceedings and/or the like with respect to the Assets, the Servicer shall advise each such subservicer, Permitted Third Party or other attorney of provisions in this Agreement and the Credit Agreement which are relevant to such placement or engagement, including, without limitation, the provisions of Section 3.4 of the Credit Agreement. The Servicer shall use reasonable efforts to require, by enforcement of the applicable contract of such placement or engagement, each such subservicer and each such Permitted Third Party or other attorney to perform all of its obligations with respect to the Assets in full compliance with the provisions of this Agreement and the Credit Agreement and in full compliance with all applicable laws, rules and regulations, including, but not limited to, laws, rules and regulations governing debt collection practices and procedures. The Servicer specifically represents and warrants to the Borrower and the Lender that the Servicer is knowledgeable and experienced in complying with such laws, rules and regulations as they pertain to debt collection practices and procedures.

        Section 2.8 Deposit to Collateral Account. The Servicer shall (i) deposit all Asset Pool Proceeds received by it, on a daily basis, into the Collateral Account, and (ii) use reasonable efforts to require by enforcement of the applicable contract of placement or engagement, all Asset Pool Proceeds whether received by a subservicer, a Permitted Third Party or any other attorney engaged to commence collection actions, foreclosure procedures and/or the like, to be paid to the Servicer for deposit into the Collateral Account pursuant to the applicable contract of placement or engagement. To the extent that Asset Pool Proceeds are received by check or otherwise in the Servicer’s Lockbox or are received through the Servicer’s preparation of “laser checks”, the Servicer will cause such Asset Pool Proceeds to be deposited directly into the Collateral Account. To the extent that Asset Pool Proceeds are received (whether by wire transfer, money order or otherwise) in the Servicer’s Collection Account, the Servicer shall transfer all Asset Pool Proceeds on a daily basis from the Servicer’s Collection Account to the Collateral Account. Except for the temporary deposit of Asset Pool Proceeds in the Servicer’s Collection Account as provided in the preceding sentence, the Servicer shall not commingle any Asset Pool Proceeds collected with respect to the Assets with any moneys or other funds which are not Asset Pool Proceeds. Withdrawals from the Collateral Account for payment of fees to the Collateral Agent, NAN Net Negative Permitted Third-Party Costs, Servicing Fees, Loan Costs and distributions to the Lender and the Borrower shall be made on each Distribution Date in accordance with the provisions of the Credit Agreement. Pending distribution pursuant thereto, all Asset Pool Proceeds at any time held by the Servicer, any subservicer, any Permitted Third Party or any other attorney shall be held in trust for the benefit of the Lender. The Servicer acknowledges that the Borrower has granted a security interest to the Lender in all of the Borrower’s right, title and interest in and to all Asset Pool Proceeds, including those from time to time on deposit in the Servicer’s Collection Account and those from time to time on deposit in the Collateral Account. The Servicer has not granted, and will not grant, to any Person (i) a security interest in the Servicer’s Collection Account or in the Asset Pool Proceeds at any time on deposit in the Servicer’s Collection Account. or (ii) the right to control in any respect the Servicer’s Collection Account or any Asset Pool Proceeds at any time on deposit therein. The Collateral Account shall be subject to all terms and conditions of the Collateral Account Agreement which provides, among other things, that no distributions shall be made therefrom without the prior written consent of the Lender.

        Section 2.9 Distributions from the Collateral Account. All Asset Pool Proceeds from time to time on deposit in the Collateral Account shall be held therein until the next occurring Distribution Date. Not later than 3:00 p.m. Minneapolis, Minnesota time on the applicable Distribution Report Date, the Servicer shall deliver to the Lender the Distribution Report for the related Distribution Period, and the Lender will make its determinations as to distributions of Asset Pool Proceeds deposited in the Collateral Account during such Distribution Period in accordance with Section 2.8 of the Credit Agreement. In no event shall any amount be distributed from the Collateral Account without prior written consent of the Lender as to each such distribution.

        Section 2.10 Insurance. The servicer shall obtain and maintain at all times during the term of this Agreement the following insurance coverages:

(a)	The Servicer shall obtain and maintain workers’ compensation or approved self-insurance and employer’s liability insurance which shall fully comply with statutory requirements of all applicable state and federal laws.

(b)	The Servicer shall obtain and maintain commercial general liability insurance with a minimum combined single limit of liability of $1,000,000 per occurrence and $2,000,000 aggregate for injury and/or death and/or property coverage, including broad form contractual liability insurance specifically covering the Lender under this Agreement.

(c)	The Servicer shall obtain and maintain business automobile liability insurance covering all owned, hired and non-owned vehicles and equipment used by the employees of the Servicer with a minimum combined single limit of liability of $1,000,000 for injury and/or death and/or property damage.

(d)	The Servicer shall obtain and maintain excess coverage with respect to its insurance described in clauses (b) and (c) above, with a minimum combined single limit of $3,000,000.

(e)	The Servicer shall obtain and maintain errors and omissions insurance covering the actions of the Servicer and its employees and agents under this Agreement with a minimum combined single limit of $3,000,000.

(f)	The Servicer shall obtain and maintain a fidelity insurance bond in an amount not less than $100,000.

Each policy shall provide for thirty (30) days prior written notice to be given by the insurer to the Lender in the event of a termination, non-renewal or cancellation, or of any material change in coverages or deductibles. All insurance required hereunder shall be carried with responsible insurance companies of recognized standing which are authorized to do business in the states in which any of the Assts are located and are rated A-XII or better by A.M. Best.

        Section 2.l1 Right of Lender to Place a Sampling of Assets with Independent Servicer. At any time and from time to time, upon request of the Lender, the Borrower and the Servicer shall cooperate with the Lender in allowing the Lender to select certain of the Assets which have been previously placed with the Servicer (which selected Assets shall not exceed at any time five percent (5%) of the aggregate amount of all Assets) for placement for servicing with an independent third-party servicer which is not the Servicer. In selecting Assets for placement with an independent third-party servicer, the Lender shall use its best efforts not to disrupt the Servicer’s business and the Lender will focus on inactive Accounts, but may also select Accounts undergoing active collection strategies; provided, however, to the extent that the Servicer identifies for the Lender active Accounts with respect to which the Servicer has in place payment arrangements with the applicable Obligors under which payments are being received or will be received (or will commence being received) within the next sixty (60) days, the Lender will exclude such Accounts subject to such payment arrangements from placement with an independent third-party servicer; provided, further, however, in the event that any such Account which the Servicer has so identified as having in place a payment arrangement does not in fact produce a payment within such sixty (60) day period, the Lender may place such Account with such independent third-party servicer. In connection with any such placement, the Borrower and the Servicer shall join with the lender and such independent third-party servicer in the execution and delivery of a servicing agreement mutually acceptable to the Borrower, the Servicer, the Lender and such independent third-party servicer. All Asset Pool Proceeds collected by such independent third-party servicer will be deposited into the Collateral Account for distribution in accordance with the provisions of the Credit Agreement, except that with respect to the Asset Pool proceeds collected from such Assets placed with such independent third-party servicer, a servicing fee shall be payable to such independent third-party servicer in accordance with the provisions of the servicing agreement entered into with such independent third-party servicer instead of the Servicing Fee payable to the Servicer under the Credit Agreement. The Servicer shall be reimbursed for its reasonable out-of-pocket costs incurred in (i) responding to any request for information or reports requested by the independent third-party servicer, (ii) programming for the placement of such servicing with the independent third-party servicer, and (iii) programming in connection with the transmission back to the Servicer of servicing responsibility from the independent third party servicer. The Lender agrees to indemnify, defend and hold harmless the Servicer and the Borrower from and against any and all claims, losses, liabilities, damages, penalties, fines, forfeitures and legal and accounting fees resulting from or arising out of any claims, actions or proceedings brought against the Servicer as a result of or based upon actions or inactions by an independent third-party servicer engaged pursuant to the provisions of this Section 2.11 (provided that such action or inaction was not undertaken at the direction of the Servicer), including any failure by such independent third-party servicer or any of its agents, representatives or employees to comply with all applicable debt collection laws, rules and regulations.

ARTICLE III
SERVICING FEES; REIMBURSEMENT OF EXPENSES

        Section 3.1 Servicing Fees.

(a)	Except to the extent that the provisions of this Agreement or the Credit Agreement provide that the Servicer is not entitled to a Servicing Fee, the Servicer shall be entitled to a Servicing Fee with respect to each Asset Pool, computed in accordance with Section 3.1 (b) below. The Servicing Fee with respect to each Asset Pool shall be payable on each Distribution Date solely from Asset Pool Proceeds received with respect to such Asset Pool during the related Distribution Period and shall be paid to the Servicer in the order of priority provided in Section 2.8 of the Credit Agreement. Any Servicing Fee for an Asset Pool shall be payable solely from Asset Pool Proceeds obtained from and attributable to such Asset Pool and shall be without recourse to the Lender.

(b)	With respect to each distribution of Asset Pool Proceeds occurring from the date of this Agreement through October 31, 2001, the Servicing Fee with respect to each Asset Pool shall be equal to the applicable Servicing Fee specified in the Servicing Fee Schedule attached hereto as Exhibit C, as the applicable Servicing Fee changes from time to time pursuant thereto. With respect to each distribution of Asset Pool Proceeds occurring after October 31, 2001, the Servicing Fee applicable to each Asset Pool shall be first adjusted on the first Distribution Date occurring after October 31, 2001, and thereafter adjusted quarterly effective for the first Distribution Date occurring after each December 31, March 31, June 30 and September 30 (each a “Servicing Fee Adjustment Date”), commencing with the first Servicing Fee Adjustment Date being effective for the first Distribution Date occurring after October 31, 2001, so that the adjusted Servicing Fee approximates the actual servicing costs of the Servicer in servicing the Assets included in the Asset Pools with consideration given to the types of Assets being serviced, the age of the Assets being serviced, the collection strategy used with respect to such Assets and other relevant considerations. Each such quarterly adjustment in the Servicing Fee shall be mutually agreed upon in writing by the Lender, the Borrower and the Servicer before such adjustment in the Servicing Fee shall become effective. In order to enable the Lender, the Borrower and the Servicer to consider making a quarterly adjustment to the Servicing Fee, the Servicer shall provide to the Lender and the Borrower on October 1, 2001 (with respect to the first Servicing Fee Adjustment Date) and thereafter on each December 1, March 1, June 1 and September 1, a written analysis of the actual servicing costs incurred by the Servicer in servicing the Assets included in the Asset Pools, with such written analysis being in form and detail reasonably acceptable to the Lender and the Borrower. In the event that the Lender, the Borrower and the Servicer do not mutually agree in writing to an adjustment in the Servicing Fee by the applicable Servicing Fee Adjustment Date, regardless of the reason for such failure to so mutually agree in writing, then the Servicing Fee for the applicable quarter shall be the Servicing Fee specified in the “Safe Harbor” sections of the Servicing Fee Schedule attached hereto as Exhibit C, as the applicable Servicing Fee changes from time to time pursuant thereto.

        Section 3.2 Nonreimbursable Expenses of the Servicer. Except for Permitted Third-Party Costs and Permitted Third-Party Fees retained by Permitted Third Parties from collections received by such Permitted Third Parties, the Servicer shall be solely responsible for payment of all costs and expenses incurred in connection with the servicing, administration or collection of Assets. Without limiting the generality of the foregoing, it is understood and agreed that the Servicer shall not be entitled to payment or reimbursement for any costs of collecting or realizing upon any Account (including, without limitation, any filing fees, court costs, legal fees or other costs or expenses incurred by the Servicer) or for any overhead expenses of the Servicer, salaries, wages or other compensation of employees of the Servicer or travel and other expenses incurred by any employees of the Servicer. In addition, except for Permitted Third-Party Costs and Permitted Third-Party Fees retained by Permitted Third Parties from collections received by such Permitted Third Parties and except with respect to a subservicer to the extent contemplated by Section 2.4 of this Agreement, to the extent the Servicer engages any other party to perform any aspects of its duties under this Agreement, any such fees, charges, costs or expenses therefor shall be paid by the Servicer and shall not be reimbursable from Asset Pool Proceeds.

ARTICLE IV
ACCOUNTING, STATEMENTS AND REPORTS

        Section 4.1 Books and Records.

(a)	The servicer shall keep accurate books and records pertaining to the operations, business and financial condition of the Servicer and to such other matters as the Lender may from time to time reasonably request with respect to the Servicer, in which true and correct actions made in accordance with GAAP consistently applied.

(b)	The Servicer shall (i) maintain and retain detailed records with respect to each Asset setting forth the status of such Asset, the amount and application of any funds received on account of such Asset, or other realization upon, such Asset, and (ii) maintain and retain notes related to the servicing, administration and collection efforts and activities with respect to each Asset as are reasonably necessary to continue servicing the Asset. The Servicer shall also make periodic reports in accordance with Section 4.2. To the extent that the Servicer has placed any of the Assets with a subservicer or has engaged a Permitted Third Party or any other attorney to commence collection actions, foreclosure proceedings and/or the like, the Servicer shall use reasonable efforts to require, by enforcement of the applicable contract of placement or engagement, each such subservicer and each such Permitted Third Party and each such other attorney to keep detailed records pertaining to such Assets. Such records may not be destroyed or otherwise disposed of except as provided herein and as allowed by applicable laws, regulations or decrees. All records and all Asset Documents, whether or not developed or originated by the Servicer, any such subservicer or any such attorney, shall remain at all times the property of the Borrower, subject to the security interests of the Lender therein. None of the Servicer, any such subservicer, any such Permitted Third Party or any such other attorney shall acquire any property rights with respect to any such books or records or Asset Documents, and none of the Servicer, any such subservicer, any such Permitted Third Party or any such other attorney shall have any right to possession of any of them except pursuant to this Ag1‘eement. Upon termination of this Agreement, the Servicer shall immediately deliver, and the Servicer shall use reasonable efforts to require. by enforcement of the applicable contract of placement or engagement, each such subservicer, each such Permitted Third Party and each such other attorney to immediately deliver, all such records and Asset Documents to the Lender or its designee. The Servicer shall bear the entire cost of restoration in the event any such books or records or Asset Documents shall become damaged, lost or destroyed while in the possession of the Servicer, any such subservicer, any such Permitted Third Party or any such other attorney.

        Section 4.2 Periodic Reporting. The Servicer shall provide to the Borrower and the Lender the following periodic reports, in form and content acceptable to the Borrower and the Lender:

(a)	As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of MCM Capital Group, Inc., a Delaware corporation (“MCM Capital Group”), a copy of the annual audit report of MCM Capital Group and its Subsidiaries, including, without limitation, the Borrower and the Servicer, with the opinion of their respective certified public accountants (which opinion shall not contain any “going concern” qualifications to MCM Capital Group or the Servicer and which shall not contain any other qualification as to the Loan Collateral or as to the ability of the Borrower, MCM Capital Group or the Servicer to perform any of its respective obligations under any Loan Documents to which it is a party), which annual report shall include the consolidated balance sheets and the consolidated statements of earnings, shareholder’s equity and cash flows for the fiscal year then ended for MCM Capital Group and its Subsidiaries, all in reasonable detail and all prepared in accordance with GAAP, applied on a consistent basis, together with (i) internally prepared consolidating balance sheets and consolidating statements of earnings, shareholder’s equity and cash flows for the fiscal year then ended for the Borrower and the Servicer, all in reasonable detail and all prepared in accordance with GAAP, applied on a consistent basis, and (ii) a certificate of the chief financial officer of, and on behalf of, MCM Capital Group stating that all such financial statements are true and accurate in all material respects.

(b)	As soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of MCM Capital Group, a copy of the interim unaudited financial statements of MCM Capital Group and its Subsidiaries, including, without limitation, the Borrower and the Servicer, which financial statements shall include the consolidated balance sheets and the consolidated statements of earnings, shareholder’s equity and cash flows as at the end of such quarter for MCM Capital Group and its Subsidiaries and the consolidating balance sheets and the consolidating statements of earnings shareholder’s equity and cash flows as at the end of such quarter for the Borrower and the Servicer, all in reasonable detail and stating in comparative form the figures for the corresponding date and period in the previous fiscal year, all prepared in accordance with GAAP, applied on a consistent basis (provided that so long as MCM Capital Group is a reporting company, delivery of the Form 10Q tiled by MCM Capital Group with respect to a fiscal quarter shall satisfy the requirement for quarterly consolidated financial statements under this section), together with a certificate of the chief financial officer of, and on behalf of, MCM Capital Group stating that such financial statements, subject to year-end audit adjustments, are true and accurate in all material respects.

(c)	As soon as available and in any event within twenty (20) days after the end of each quarter of each calendar year, actual and projected collections and the expected internal rate of return for each Asset Pool (the IRR Model).

(d)	As soon as available and in any event within fifteen (15) days after the end of each Test Period, a report which sets forth as of the end of such Test Period all Asset Pool Proceeds collected through the end of such Test Period for the Asset Pools (for each Asset Pool separately and for ail Asset Pools combined) and the Asset Pool Proceeds projected by the Borrower through the end of such Test Period for such Asset Pools (for each Asset Pool separately and for all Asset Pools combined) in the bid packages submitted by the Borrower as a part of the Accepted Borrowing Requests for such Asset Pools (the “Test Report”).

(e)	Not later than 3:00 p.m., Minneapolis, Minnesota time, two (2) Business Days immediately preceding each Distribution Date, (i) a Distribution Report for the applicable Distribution Period setting forth by Asset Pool, the Asset Pool Proceeds, outstanding balance of the Loans, if any, and other relevant information to determine the use and application of the Asset Pool Proceeds deposited to the Collateral Account during the Distribution Period immediately preceding such Distribution Date, (ii) a cash receipts report by Asset, (iii) a wire transfer report (stating wire transfer instructions and amounts), and (iv) such other reports as the Lender shall reasonably require regarding the Asset Pools or the Asset Pool Proceeds.

(f)	As soon as available and in any event within twenty (20) days after the end of each calendar month, (i) a bank reconciliation statement for the Collateral Account and the Servicer’s Collection Account, (ii) an Asset detail report (including all Asset related information), (iii) the current unpaid acquisition balance of the Assets (by product type) for each Asset Pool, (iv) the current unpaid acquisition balance of the Assets (by geographic state) for each Asset Pool, (v) a summarized status report (summary information by status code for each Asset Pool), (vi) a summarized asset pool report (summary information by Asset Pool), (vii) a computer diskette or tape with all information necessary to enable the Lender to perform all of the Servicer’s servicing obligations under the Servicing Agreement, together with all data and data field information necessary to enable the Lender or a replacement servicer to maintain a continuous availability to perform the servicing obligations of the Servicer under the Servicing Agreement, (viii) a report showing the aggregate original face amount of all Re-Write Notes in the possession of the Servicer and showing such face amount as a percentage of the aggregate face amount of all Assets in all Asset Pools, and (ix) such other reports as the Lender shall reasonably require regarding the Asset Pools or the Asset Pool Proceeds.

(g)	As promptly as practicable (but in any event not later than five (5) Business Days) after the Servicer obtains knowledge of the occurrence of any default by the Servicer in the performance of any of its obligations under this Agreement or under any other Loan Document to which the Servicer is a party, notice of such occurrence, together with a detailed statement by the Servicer of the steps being taken by the Servicer to cure the effect of such event.

(h)	As soon as available and in any event not later than January 31 of each year, financial performance projections prepared for MCM Capital Group and its Subsidiaries for such year and the following two (2) years which have been approved by the board of directors of MCM Capital Group.

(i)	As soon as available and in any event within sixty (60) days after the end of each of the first three (3) quarters of each fiscal year and within one hundred twenty (120) days after the end of each fiscal year of MCM Capital Group, a written report prepared by the chief financial officer of MCM Capital Group, which compares the actual financial performance of MCM Capital Group and its Subsidiaries with the financial performance projections (as the same may be adjusted by the board of directors of MCM Capital Group from time to time) delivered to the Lender pursuant to Section 4.2(h) above.

(j)	As promptly as practicable (but in any event not later than five (5) Business Days) after the Servicer obtains knowledge thereof, notice of any pending or overtly threatened litigation against MCM Capital Group or any of its Subsidiaries which must be reported in a Form 8K fi1ed by MCM Capital Group or which, if successful, would likely result in a judgment of $250,000 or more.

(k)	Such other information respecting any Asset Pool, the Servicer, any Permitted Third Party, any subservicer or any attorney engaged by the Servicer as the Lender may from time to time reasonably request.

The Lender acknowledges that certain information provided to it pursuant to this Agreement, including, without limitation, pursuant to this Section 4.2, may consist of material nonpublic information regarding MCM Capital Group and its Subsidiaries, and Lender acknowledges and agrees that it is aware (and that any Person to whom any such information may be disclosed as permitted by this Agreement has been, or upon receiving such information will be, advised) of the restrictions imposed by federal and state securities laws on a Person possessing material nonpublic information regarding an issuer of securities. In the event the Servicer is required to provide to the Lender material nonpublic information regarding MCM Capital Group and its Subsidiaries pursuant to this Agreement, including, without limitation, pursuant to this Section 4.2, and to the extent that applicable federal securities laws, rules and regulations require that the Lender execute and deliver a confidentiality agreement in connection with its receipt of such material nonpublic information, upon request of the Servicer, the Lender will execute and deliver a confidentiality agreement which has been prepared by the Servicer and which is consistent with the minimum requirements for confidentiality agreements set forth in such federal securities laws, rules and regulations. Notwithstanding any other provision in this Agreement, this paragraph shall survive and continue to be binding against Lender after any sale, conveyance, assignment or transfer by any such Person of any of the Notes or the Warrants.

        Section 4.3 Inspection Rights. At any time and from time to time during regular business hours, the Servicer shall permit, and shall use reasonable efforts to require, by enforcement of the applicable contract of placement or engagement, each subservicer which is servicing any of the Assets to permit, the Borrower, the Lender or their respective agents, representatives or designees, at the sole cost and expense of such requesting party, (a) to examine or make copies of abstracts from all books, records and documents (including, without limitation) computer tapes and disks and constituting Asset Documents or otherwise in any way relating to any Asset or the Servicer’s or any subservicers collection activities with respect thereto, (b) to visit the offices and properties of the Servicer or any subservicer for purposes of examining such materials or the Servicer’s or any subservicer’s procedures, processes and activities relating to the exercise of its duties hereunder and (c) to discuss matters relating to Assets or the servicing, collection or liquidation thereof or the performance by the Servicer or any subservicer with respect thereto with any officers or employees having knowledge of any such matters. Without limiting the foregoing, at any time and from time to time during regular business hours, the Servicer shall permit, and the Servicer shall use reasonable efforts to require, by enforcement of the applicable contract of placement or engagement, each subservicer to permit, certified public accountants or other auditors designated by the Borrower or the Lender to conduct a review of the Servicer’s or any subservicer’s books, records and procedures with respect to the servicing, administration, collection and/or disposition of the Assets. In connection with the Lender’s exercise of the inspection rights granted to the Lender pursuant to this Section 4.3, the Lender will use reasonable efforts not to interfere with the preparation by employees and agents of MCM Capital Group and its Subsidiaries of financial statements or other reports or filings required by applicable federal securities laws, rules and regulations.

ARTICLE V
REPRESENTATIONS, WARRANTIES AND COVENANTS

        Section 5.1 Representations and Warranties of the Servicer. The Servicer hereby represents and warrants to the Lender and the Borrower as follows:

(a)	The Servicer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and is duly qualified and licensed to conduct collection activities and is in good standing in each jurisdiction in which such qualification or licensing is necessary as a condition to conducting collection activities with respect to Assets being serviced hereunder and where the failure to obtain such licensing or qualification would have a material adverse effect on the Servicer or its ability to perform its obligations hereunder. The Servicer has all requisite power and authority to own and operate its properties, carry out its business as presently conducted and as proposed to be conducted and to enter into and discharge its obligations under this Agreement and the other Loan Documents to which it is a party. Within the last twelve (12) months, the Servicer has done business only under its current name as specified herein. As of the Closing Date, the chief executive office and principal place of business of the Servicer is located at the address set forth in Section 7.2, and all of the Servicer’s records relating to its businesses are kept at one or more of the following locations: (i) the location set forth in Section 7.2, (ii) 4302 East Broadway Road, Phoenix, Arizona 85040 or (iii) 12375 Kerran Street, Poway, California 92064. The Servicer will not change its chief executive office or principal place of business without sixty (60) days prior written notice to the Lender.

(b)	The execution and delivery by the Servicer of this Agreement and the other Loan Documents to which it is a party and performance and compliance by the Servicer with the terms of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary action on the part of the Servicer and will not violate the Servicer’s organizational documents or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Servicer is a party or by which it or its properties may be bound or affected.

(c)	This Agreement and the other Loan Documents to which it is a party constitute the valid, legal and binding obligations of the Servicer, enforceable against it in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law).

(d)	As of the Closing Date, no litigation is pending or, to the best of the Servicer’s knowledge, threatened against the Servicer, the consequences of which would prohibit its entering into this Agreement or that would materially and adversely affect the condition (financial or otherwise) or operations of the Servicer or its properties or the consequences of which would materially and adversely affect its performance hereunder.

(e)	The Servicer has heretofore furnished to the Borrower and the Lender financial statements of MCM Capital Group and its Subsidiaries, including the Servicer, as of September 30, 2000. Those statements fairly present the financial condition of MCM Capital Group and its Subsidiaries, including the Servicer, on the date thereof and the results of their respective operations and cash flows for the period ending on September 30, 2000, and were prepared in accordance with GAAP. From September 30, 2000 through the Closing Date, there has been no material adverse change in the business, properties or condition (financial or otherwise) of MCM Capital Group and its Subsidiaries, including the Servicer.

(f)	All actions, approvals, consents, waivers, exemptions, variances, franchises, orders, permits, authorizations, rights and licenses required to be taken, given or obtained. as the case may be, by or from any federal, state or other governmental authority or agency, that are necessary or advisable in connection with the execution and delivery by the Servicer of this Agreement and the other Loan Documents to which it is a party have been duly taken, given or obtained, as the case may be, are in full force and effect on the date hereof, are not subject to any pending proceedings or appeals ( administrative, judicial or otherwise) and either the time within which any appeal therefrom may be taken or review thereof may be obtained has expired or no review thereof may be obtained or appeal therefrom taken, and are adequate to authorize this Agreement and the other Loan Documents to which it is a party and, as of the Closing Date, the performance by the Servicer of its obligations under this Agreement and the other Loan Documents to which it is a party.

(g)	The Servicer has paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by it (other than any taxes which are being contested in good faith and by proper proceedings and for which the Servicer shall have set aside on its books adequate reserves therefor). The Servicer has tiled all federal, state and local tax returns which to the knowledge of the officers of the Servicer, are required to be filed, and the Servicer has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due (other than any taxes which are being contested in good faith and by proper proceedings and for which the Servicer shall have set aside on its books adequate reserves therefor).

(h)	The Servicer has no ownership interest in the Assets or the Asset Proceeds and the Servicer has not granted, or attempted to grant, to any other Person any security interest in the Assets or the Asset Pool Proceeds, and no financing statement naming the Servicer as debtor and covering the Assets or the Asset Pool Proceeds is on file in any office.

(i)	As of the Closing Date, the Servicer does not maintain and has not in the past maintained any Plan. The Servicer has not received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA. No Reportable Event or other tact or circumstance which may have an adverse effect on the Plan’s tax qualified status exists in connection with any Plan. The Servicer does not have:

i)	any accumulated funding deficiency within the meaning of ERISA; or

ii)	any liability or know of any tact or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than accrued benefits which are or which may become payable to participants or beneficiaries of any such Plan).

(j)	As of the Closing Date, the Servicer is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a material adverse effect on the financial condition, properties or operations of the Servicer.

(k)	All financial and other information regarding the Servicer or MCM Capital Group and its Subsidiaries provided to the Borrower and/or the Lender (including, but not limited to the completed background questionnaires) by or on behalf of the Servicer in connection with the Borrower’s request for any Loan and the credit facilities contemplated by the Credit Agreement is true and correct in all material respects and, as to projections, valuations or proforma financial statements for the Servicer or MCM Capital Group, or any Asset Pool, present a good faith opinion as to such projections, valuations and proforma condition and results. The foregoing information regarding the Servicer or MCM Capital Group and its Subsidiaries provided to the Borrower and/or the Lender by or on behalf’ of the Servicer contains no omissions which would cause such information to be materially misleading. All information provided to the Borrower and/or the Lender with respect to the Assets, the Asset Pools, the Asset Pool Proceeds and related matters by or on behalf of the Servicer is, to the knowledge of the Servicer, true and correct in all material respects and, to the knowledge of the Servicer, does not contain any omissions which would cause such information to be materially misleading.

        Section 5 .2 Covenants of the Servicer. The Servicer will comply with the following covenants:

(a)	The Servicer will pay or discharge, when due, (i) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it prior to the date on which penalties attach thereto, (ii) all federal, state and local taxes required to be withheld by it, and (iii) all lawful claims for labor, materials and supplies which, if unpaid, would by law become a lien or charge upon any properties of the Servicer; provided, that the Servicer shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

(b)	The Servicer will keep and maintain all of its properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted); provided, however, that nothing in this Section 5.2(b) shall prevent the Servicer from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the reasonable judgment of the Servicer, desirable in the conduct of the Servicer’s business and not disadvantageous in any material respect to the Borrower or the Lender.

(c)	The Servicer will preserve and maintain its legal existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

(d)	The Servicer will conduct all collection activities and all sales, transfers and dispositions relating to the Assets on an arms-length basis and so as to cause all collections and all consideration received upon the sale, transfer or disposition of an Asset to (i) become and constitute Asset Pool Proceeds, and (ii) be distributed as Asset Pool Proceeds in accordance with the Credit Agreement.

(e)	The Servicer will not create, or attempt to create, any pledge, lien, security interest, assignment or transfer upon or in any of the Assets or the Asset Pool Proceeds, or assign or otherwise convey, or attempt to assign or otherwise convey, any right to receive collections or other income with respect thereto.

(f)	The Servicer will not sell, lease, assign, transfer or otherwise dispose of all or a substantial part of its assets (whether in one transaction or in a series of transactions) which materially and adversely affects the Assets or the ability of the Servicer to perform its obligations under the Loan Documents to which it is a party.

(g)	The Servicer shall not liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course; or

(h)	The Servicer will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person.

(i)	The Servicer will not accept or receive or agree to accept or receive any rebate, refund, commission, fee (other than the Servicing Fee), kickback or rakeoff, whether cash or otherwise and whether paid by or originating with the Obligor, any subservicer or any other party (including but not limited to brokers and agents), as a result of or in any way in connection with collection activities related to any Asset or in connection with the sale, disposition, transfer or servicing of any Asset.

(j)	The Servicer shall implement in its office in Phoenix, Arizona, the collection system software which Servicer uses in its office in San Diego, California, and such implemented collection system software shall be fully operational in its office in Phoenix, Arizona by March 1, 2001.

ARTICLE VI
TERMINATION; TRANSFER OF SERVICING; INDEMNITY

        Section 6.1 Termination Events. Any of the following acts or occurrences shall constitute a Termination Event under this Agreement (each, a “Termination Event”):

(a)	The Servicer shall fail to deposit to the Collateral Account any Asset Pool Proceeds received by the Servicer as and when required in accordance with this Agreement, or the Servicer shall fail to pay to the Lender any payment in the amount and on the date required to be made in accordance with this Agreement, and any such failure shall continue for more than two (2) Business Days;

(b)	The Servicer shall fail to observe or perform in any respect any covenant or agreement required to be performed thereby under this Agreement or under any other Loan Document to which the Servicer is a party, and the continuance of such default or breach for a period of fifteen (15) calendar days after there has been given to the Servicer a written notice specifying the default or breach and requiring it to be remedied;

(c)	Any representation, warranty or statement of the Servicer made in this Agreement shall prove to have been incorrect in any material respect, or any representation, warranty or statement of the Servicer in any certificate, report or other statement, in writing or orally, delivered to any party hereto and pursuant hereto or thereto, shall not satisfy the standard applicable to such representation or warranty as set forth in Section 5.1(k) of this Agreement;

(d)	The Servicer or MCM Capital Group shall be or become insolvent, or admit in writing its inability to pay its debts as they mature, or make a general assignment for the benefit of creditors; or the Servicer or MCM Capital Group shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Servicer or MCM Capital Group and shall not be discharged within sixty (60) days of appointment; or the Servicer or MCM Capital Group shall institute (by petition, application, answer , consent or otherwise) any insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any .jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Servicer or MCM Capital Group; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Servicer or MCM Capital Group and such shall remain unstayed or undismissed for sixty (60) days;

(e)	A voluntary petition naming the Servicer or MCM Capital Group, as debtor, is filed under the United States Bankruptcy Code, or an involuntary petition naming the Servicer or MCM Capital Group, as debtor, is filed under the United States Bankruptcy Code and such involuntary petition shall remain undismissed for sixty (60) days;

(f)	An Event of Default as specified in the Credit Agreement shall exist and shall not have been remedied to the written satisfaction of the Lender or waived in writing by the Lender;

(g)	A material adverse change shall occur in the financial, business or operational condition of the Servicer or MCM Capital Group as compared to the status of the Servicer or MCM Capital Group as of the date of this Agreement, which material adverse change materially impacts the ability of the Servicer or MCM Capital Group to perform its obligations under any Loan Document to which it is a party;

(h)	Any Reportable Event, which the Lender determines in good faith might constitute grounds for the termination of any Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Plan, shall have occurred and be continuing thirty (30) days after written notice, to such effect shall have been given to the Servicer or MCM Capital Group by the tender; or any Plan shall have been terminated, or a trustee shall have been appointed by an appropriate United States District Court to administer any Plan, or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan;

(i)	The Servicer or MCM Capital Group shall liquidate, dissolve, terminate or suspend its business operations or otherwise tail to operate its business in the ordinary course;

(j)	The Servicer or MCM Capital Group shall sell, lease, assign, transfer or otherwise dispose of all or a substantial part of its assets (whether in one transaction or in a series of transactions) which materially and adversely affects the Loan Collateral or the ability of the Servicer or MCM Capital Group to perform its obligations under the Loan Documents to which it is a party;

(k)	The Servicer or MCM Capital Group shall fail to pay, withhold, collect or remit any tax or tax deficiency when assessed or due (other than any tax or tax deficiency which is being contested in good faith and by proper proceedings and for which it shall have set aside on its books adequate reserves therefor) or notice of any state or federal tax liens shall be tiled or issued (other than with respect to any taxes or tax deficiencies which are being contested in good faith and by proper proceedings and for which it shall have set aside on its books adequate reserves therefor);

(l)	A continuing default in the payment of $100,000 or more under any note, agreement or other evidence of indebtedness or similar obligation of the Servicer (other than a default whose breach is elsewhere in this Section 6.1 specifically dealt with) or under any instrument under which such evidence of indebtedness or similar obligation has been issued or by which it is governed and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness or other instrument;

(m)	A Change of Control shall occur;

(n)	A Change of Key Management shall occur at a time when the aggregate outstanding principal balance of the Loans is $20,000,000 or more and one hundred eighty (180) days shall have passed after the occurrence of such Change of Key Management; Provided, however, if a Change of Key Management involves only either Carl C. Gregory III or James Brandon Black (and not both Carl C. Gregory III and James Brandon Black), then such Change of Key Management shall not be an Event of Default if, within the above-described 180-day period, a new officer shall be employed to replace Carl C. Gregory III or James Brandon Black, as applicable, which new replacement officer is reasonably acceptable to the Lender;

(o)	As of the last day of any two (2) consecutive Test Periods (excluding the two (2) Test Periods immediately following the Borrowing Date for the initial Loan made under this Agreement), the actual Asset Pool Proceeds received and distributed pursuant to Section 2.8 of the Credit Agreement as of the last day of such two (2) Test Periods for all Asset Pools (on a combined basis) is less than eighty-five percent (85%) of the Asset Pool Proceeds projected to be collected by the Borrower and distributed pursuant to Section 2.8 of the Credit Agreement for such Asset Pools ( on a combined basis) as of the last day of such two (2) Test Periods in the bid packages submitted by the Borrower as a part of the Accepted Borrowing Requests for such Asset Pools;

(p)	The rendering against the Servicer or MCM Capital Group of a final judgment, decree or order for the payment of money in excess of $250,000 (unless the payment of such judgment in excess of $250,000 is fully waived) which materially and adversely affects the ability of the Servicer or MCM Capital Group to perform its obligations under the Loan Documents to which it is a party and such judgment, decree or order remains unsatisfied and unstayed for more than sixty (60) days; or

(q)	Any of the following shall occur: (i) entry of a court order which enjoins, restrains or in any way prevents the Servicer or MCM Capital Group from conducting all or any material part of its business affairs in the ordinary course of business, or (ii) withdrawal or suspension of any license required for the conduct of any material part of the business of the Servicer or MCM Capital Group, or (iii) any assets of the Servicer or MCM Capital Group having a fair market value of $500,000 or more in the aggregate are subject to an order or writ granting a motion or action to replevy, sequester, garnish, attach or levy against such assets.

        Section 6.2 Termination; Removal of the Servicer. Immediately upon the occurrence of a Termination Event, the Lender, upon written notice to the Servicer and the Borrower, may terminate this Agreement with respect to any or all of the Assets or Asset Pools, whereupon the Servicer shall be removed from its duties and obligations as Servicer under this Agreement with respect to such Assets and Asset Pools and the Lender shall appoint one or more replacement servicers to service and collect all such Assets and Asset Pools. Selection of one or more replacement servicers and execution of one or more replacement servicing agreements shall be in the sole discretion of the Lender and shall be subject to such terms and conditions, including as to the servicing fee which shall be payable to such one or more replacement servicers, as the Lender shall require in its sole discretion. Each such replacement servicing agreement shall contain a confidentiality provision in substantially the form of Section 7.14 of this Agreement. In addition, upon the occurrence of a Termination Event, the Lender may pursue the Servicer for damages and exercise any other right or remedy against the Servicer as may be available under applicable law as a result of the Servicer’s acts or omissions, whether arising under contract law, tort law or otherwise. Without the prior written consent of the Lender, the Servicer may not resign from its obligations under this Agreement, unless it is determined by the Lender and the Servicer that the performance by the Servicer of its obligations under this Agreement is prohibited by applicable law.

        Section 6.3 Effect of Termination. Upon termination of this Agreement pursuant to Section 6.2, except for any accrued and unpaid Servicing Fee owing to the Servicer with respect to a Distribution Period ended before the termination of this Agreement or with respect to any Asset Pool Proceeds collected by Permitted Third Parties who have authority to continue collection services after termination of this Agreement pursuant to the terms of this Section 6.3, the Servicer shall not be entitled to any Servicing Fee with respect to any Assets which are no longer being serviced by Servicer after the date of such termination. Upon termination of this Agreement, the Servicer shall promptly deliver, and use reasonable efforts, by enforcement of the applicable contract of placement or engagement, to require each Permitted Third Party and other subservicer to deliver, to the replacement servicer all books and records that the Servicer and/or any Permitted Third Party or any other subservicer has maintained with respect to such Assets, including, without limitation, all Asset Documents then in the possession of the Servicer or any Permitted Third Party or any other subservicer. Any Asset Pool Proceeds received by the Servicer with respect to an Asset no longer serviced by the Servicer hereunder after removal of such servicing responsibilities shall be remitted by the Servicer directly and immediately to the Collateral Agent for deposit to the Collateral Account. The Servicer agrees to cooperate and ag1‘ees to use reasonable efforts to require, by enforcement of the applicable contract of placement or engagement, each Permitted Third Party and any other subservicer to cooperate, with any such replacement servicer in effecting the termination of any of the Servicer’s servicing responsibilities and rights under this Agreement and shall promptly provide such replacement servicer with all documents and records reasonably requested by it to enable it to assume the functions of the Servicer and shall promptly transfer to the Collateral Agent any Asset Pool Proceeds then on deposit with the Servicer. Notwithstanding the foregoing, in the event of a termination of this Agreement pursuant to Section 6.2, so long as such termination was not as a result of a Termination Event under Section 6.1(d) or Section 6.1(e) or as a result of any Termination Event arising from an act of fraud or misappropriation of funds on the part of the Servicer, the Lender shall allow Permitted Third Parties who are members of NAN to continue to perform collection actions, foreclosure proceedings, repossession activities and other related collection activities with respect to Accounts which were being collected by such Permitted Third Parties at the time of termination of this Agreement (and such Permitted Third Parties may continue to retain Permitted Third-Party Fees and Permitted Third-Party Costs with respect to such Accounts) so long as all Asset Pool Proceeds generated from such collection activities of such Permitted Third Parties continue to be timely deposited into the Collateral Account as required by the terms of Section 2.7 of the Credit Agreement. Upon any removal of the Servicer, the Servicer shall join in, and the Servicer shall use reasonable efforts to require, by enforcement of the applicable contract of placement or engagement, each subservicer to join in, any written notice to affected Obligors of the transfer of the servicing to such replacement servicer.

        Section 6.4 Indemnity by the Servicer. The Servicer agrees to indemnify, defend and hold harmless the Borrower and the Lender (each an “Indemnitee”) from and against any and all claims, losses, liabilities, damages, penalties, fines, forfeitures, legal and accounting fees and all other tees or costs of any kind, judgments or expenses resulting from or arising out of any claims, actions or proceedings brought against an Indemnitee by any third party as a result of or based upon actions or inactions by the Servicer in the performance of its obligations under this Agreement (provided that such action or inaction was not undertaken at the direction of such Indemnitee), including any failure by the Servicer, any subservicer or any of their agents, representatives or employees to comply with all applicable debt collection laws, rules and regulations and any other action taken in collection of the Assets. If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against the Borrower or the Lender, upon request of such party, the Servicer, or counsel designated by the Servicer and reasonably satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in a manner reasonably directed by the Indemnitee, at the Servicer’s sole cost and expense. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding.

ARTICLE VII
MISCELLANEOUS

        Section 7 .1 Severability Clause. Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or fenders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate in good faith to develop a structure the economic effect of which is as nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

        Section 7.2 Notices. Any notices, consents, directions, demands or other communications given under this Agreement (unless otherwise specified herein) shall be in writing and shall be deemed to have been duly given when delivered in person or by overnight delivery at, or telecopied to, the respective addresses or telecopy numbers, as the case may be, set forth below (or to such other address or telecopy numbers as either party shall give notice to the other party pursuant to this Section 7.2); provided, however, any notice of a Termination Event given by Lender to Servicer shall be delivered either in person or by overnight mail:

If to the Borrower: MRC Receivables Corporation 5775 Roscoe Court San Diego, California 92123 Attention: General Counsel Telephone: (858) 309-6960 Telecopy: (858) 309-6977

If to the Servicer: Midland Credit Management, Inc. 5775 Roscoe Court San Diego, California 92123 Attention: General Counsel Telephone: (858) 309-6960 Telecopy: (858) 309-6977

If to the Lender: CFSC Capital Corp. VIII 12700 Whitewater Drive Minnetonka, MN 55343 Attention: Jon Taxdahl Telephone: (952) 984-3469 Telecopy: (952) 984-3898

        Any such demand, notice or communication hereunder shall be deemed to have been duly given when received by the other party or parties at the addresses described above, or such other address as may hereafter be furnished to the other party or parties by like notice and shall be deemed to have been received on the date delivered to or received at the premises of- the addresses.

        Section 7.3 Costs and Expenses. The Servicer agrees that neither the Borrower nor the Lender shall be liable for any costs, expenses or disbursements which may be incurred or made in connection with servicing of any Asset Pools, or any action which may be taken by the Servicer to collect such costs, expenses or disbursements. All legal costs and expenses incurred by the Lender in connection with the preparation, execution and delivery of this Agreement and the other documents to be delivered hereunder, shall be Purchase Expenses. In connection with the enforcement of any portion of this Agreement, the prevailing party shall be entitled to recover from the other party hereto its costs and expenses in connection with any such enforcement, including without limitation the reasonable legal fees and out-of — pocket expenses of counsel for such prevailing party.

        Section 7.4 Assignment. The obligations of the Servicer under this Agreement shall not be assigned without the prior written consent of the Lender.

        Section 7.5 Counterparts. For the purpose of- facilitating the execution of this Agreement and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed to be an original, and together shall constitute and be one and the same instrument.

        Section 7.6 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota.

(b)	Jurisdiction. The Servicer and the Borrower hereby irrevocably submit to the non-exclusive jurisdiction of any federal court sitting in Minneapolis or St. Paul, Minnesota in any action or proceeding arising out of or relating to this Agreement, and the Servicer and the Borrower hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such federal court. The Servicer and the Borrower hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at the addresses specified in Section 7.2. To the extent permitted by applicable law, and without limiting any right to appeal, the Servicer and the Borrower hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 7.6 shall affect the right of any party to serve legal process in any other manner (or in any other jurisdiction) permitted by law or affect the right of any party to bring any action or proceeding under this Agreement in the courts of other jurisdictions.

(c)	WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY W AIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.

        Section 7.7 Amendments. This Agreement may be amended from time to time by a written instrument signed by the Servicer, the Borrower and the Lender and no waiver of any of the terms hereof by any party shall be effective unless it is in writing and signed by the other parties.

        Section 7.8 Integration. The Servicing Agreement and the Credit Agreement together comprise the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to such subject matter, superseding all prior oral or written understandings.

        Section 7.9 Agreement Effectiveness. This Agreement shall become effective upon delivery of fully executed counterparts hereof to each of the parties hereto.

        Section 7.10 Headings Descriptive. The headings of the sections and subsections of’ this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

        Section 7.11 Advice from Independent Counsel. The parties hereto understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party hereto represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

        Section 7.12 Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any person by reason of the rule of construction that a document is to be construed more strictly against the person who itself or through its agent prepared the same, it being agreed that all parties hereto have participated in the preparation of this Agreement.

        Section 7.13 Use of Lender’s Name. The Servicer hereby agrees that, except as may be required by applicable law or legal proceedings, it shall not refer to or use the name “CFSC Capital Corp. VIII” or any of the other names referred to in Exhibit F of the Credit Agreement, or any such name in any manner in any collection, sale or enforcement activities with respect to any Asset Pool Asset or in any advertising, printed material, electronic medium or other medium without first obtaining the Lender’s prior written consent. The Lender shall have no obligation to give any such written consent and may withhold the same in its sole and absolute discretion.

        Section 7.14 Confidentiality of Information. The Borrower, the Servicer and the Lender agree that the terms of the transaction set forth in this Agreement and the Loan Documents, along with the form of this Agreement and the Loan Documents and all information regarding one or more Asset Pools in connection with a Borrowing Request and all confidential, proprietary and non-public information regarding MCM Capital Group, the Servicer, the Borrower and their respective subsidiaries and affiliates and their business operations, procedures, methods and plans (together with all notes, analysis, compilations, studies and other documents, whether prepared by the Borrower, the Lender, MCM Capital Group, the Servicer and their respective subsidiaries and affiliates, others, which contain or otherwise reflect such information (collectively, the “Confidential Information”) shall be considered confidential. Therefore, the Borrower, the Servicer and the Lender agree not to disclose any Confidential Information to any Person, except for affiliates of the Borrower or the Lender, as the case may be, nor provide copies of the Loan Documents, or earlier drafts of such Loan Documents, to any person, except for affiliates of the Borrower or the Lender, provided, however, that the Borrower, the Servicer and the Lender may disclose any such Confidential Information (i) to any party contemplated in this Agreement for purposes contemplated hereunder (including to any permitted assignee of any such parties’ rights) provided that such party shall be informed of the confidential nature of the Confidential Information and shall agree to maintain its confidentiality in accordance with this Section 7.14; (ii) to the directors, employees, auditors, counsel or affiliates of the Lender, the Servicer or the Borrower, each of whom shall be informed of the confidential nature of the Confidential Information; (iii) as may be required by any municipal, state, federal or other regulatory body having or claiming to have jurisdiction over such party; provided, however, any filings or other disclosures made to the Securities and Exchange Commission or any similar regulatory authority shall not disclose the name of the Lender’s Parent Corporation and shall disclose only the general range of the Servicing Fees applicable under this Agreement or the other Loan Documents (or to the extent copies of any of the Loan Documents are submitted, such copies shall be redacted to not disclose the name of the Lender’s Parent Corporation and not disclose the actual Servicing Fees applicable under this Agreement or the other Loan Documents), except to the extent that the Securities and Exchange Commission or such similar regulatory authority expressly requires, by a written directive to MCM Capital Group, that such information be disclosed, (iv) in order to comply with any law, order, regulation, regulatory request or ruling applicable to such party; provided, however, any filings or other disclosures made to the Securities and Exchange Commission or any similar regulatory authority shall not disclose the name of the Lender’s Parent Corporation and shall disclose only the general range of Servicing Fee applicable under this Agreement or the other Loan Documents (or to the extent copies of any of the Loan Documents are submitted, such copies shall be redacted to not disclose the name of the Lender’s Parent Corporation and not disclose the actual Servicing Fees applicable under this Agreement or the other Loan Documents ), except to the extent that the Securities and Exchange Commission or such similar regulatory authority expressly requires, by a written directive to MCM Capital Group, that such information be disclosed, or (v) in the event any such party is legally compelled (by interrogatories, requests for information or copies, subpoena, civil investigative demand or similar process) to disclose any such Confidential Information. This Section 7.14 shall be inoperative as to those portions of the Confidential Information which are or become generally available to the public or to the Lender on a non-confidential basis from a source other than the Borrower or the Servicer or were known to the Lender on a non-confidential basis prior to its disclosure by the Borrower or the Servicer.

[Signature page follows]

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their authorized officer as of the day and year first above written.

CFSC CAPITAL CORP. VIII

By /s/ Greggory S. Haugen
Its V. P.

                  MRC RECEIVABLES CORPORATION

By /s/ Timothy W. Moser
Its Secretary

                             MIDLAND CREDIT MANAGEMENT, INC.

By /s/ Timothy W. Moser
Its Secretary